                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                  SCHEDULE 13D

                                (AMENDMENT NO. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               VIA NET.WORKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 VOTING COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     925912
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Ernest Mysogland                                   with a copy to:
ISIS Capital Management, LLC
1465 Post Road East, 2d Floor                      George Y. Liu
Westport, Connecticut 06880                        Boies, Schiller & Flexner LLP
Tel. No.: (203) 259-7387                           333 Main St.
                                                   Armonk, New York 10504
                                                   Tel. No.: (914) 749-8200

--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                January 12, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: { }

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

CUSIP No. 20602t106                    13D                    Page 2 of 37 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     ISIS Capital Management, LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) {X}
                                                                   (b) { }

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                    NA

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                           7 SOLE VOTING POWER
NUMBER OF SHARES             157,000
BENEFICIALLY               -----------------------------------------------------
OWNED BY EACH              8 SHARED VOTING POWER
REPORTING PERSON             695,925
WITH                       -----------------------------------------------------
                           9 SOLE DISPOSITIVE POWER
                             157,000
                           -----------------------------------------------------
                           10 SHARED DISPOSITIVE POWER
                              695,925

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            852,925

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                             {x}

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.5%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     OO

--------------------------------------------------------------------------------

CUSIP No. 20602t106                    13D                    Page 3 of 37 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Rodney Bienvenu

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                    PF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
                           7 SOLE VOTING POWER
NUMBER OF SHARES             10,000
BENEFICIALLY               -----------------------------------------------------
OWNED BY EACH              8 SHARED VOTING POWER
REPORTING PERSON             852,925
WITH                       -----------------------------------------------------
                           9 SOLE DISPOSITIVE POWER
                             10,000
                           -----------------------------------------------------
                           10 SHARED DISPOSITIVE POWER
                              852,925

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            852,925

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                             {x}

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.5%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN

--------------------------------------------------------------------------------

CUSIP No. 20602t106                    13D                    Page 4 of 37 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Richard Rofe

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) {X}
                                                                   (b) { }

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                    PF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
                           7 SOLE VOTING POWER
NUMBER OF SHARES             165,200
BENEFICIALLY               -----------------------------------------------------
OWNED BY EACH              8 SHARED VOTING POWER
REPORTING PERSON             852,925
WITH                       -----------------------------------------------------
                           9 SOLE DISPOSITIVE POWER
                             165,200
                           -----------------------------------------------------
                           10 SHARED DISPOSITIVE POWER
                              852,925
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            852,925

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                             {x}

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.5%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN

--------------------------------------------------------------------------------

CUSIP No. 20602t106                    13D                    Page 5 of 37 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Ernest Mysogland

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) {X}
                                                                   (b) { }

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                    NA

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
                           7 SOLE VOTING POWER
NUMBER OF SHARES             0
BENEFICIALLY               -----------------------------------------------------
OWNED BY EACH              8 SHARED VOTING POWER
REPORTING PERSON             852,925
WITH                       -----------------------------------------------------
                           9 SOLE DISPOSITIVE POWER
                             0
                           -----------------------------------------------------
                           10 SHARED DISPOSITIVE POWER
                              852,925
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            852,925

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                             {x}

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.5%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN

--------------------------------------------------------------------------------

CUSIP No. 20602t106                    13D                    Page 6 of 37 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Kevin Goodman

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) {X}
                                                                   (b) { }

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                    PF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
                           7 SOLE VOTING POWER
NUMBER OF SHARES             95,000
BENEFICIALLY               -----------------------------------------------------
OWNED BY EACH              8 SHARED VOTING POWER
REPORTING PERSON             852,925
WITH                       -----------------------------------------------------
                           9 SOLE DISPOSITIVE POWER
                             95,000
                           -----------------------------------------------------
                           10 SHARED DISPOSITIVE POWER
                              852,925
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            852,925

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                             {x}

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.5%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN

--------------------------------------------------------------------------------

CUSIP No. 20602t106                    13D                    Page 7 of 37 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Ramius Securities, LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) {X}
                                                                   (b) { }

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                    WC

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                           7 SOLE VOTING POWER
NUMBER OF SHARES             757,664
BENEFICIALLY               -----------------------------------------------------
OWNED BY EACH              8 SHARED VOTING POWER
REPORTING PERSON             0
WITH                       -----------------------------------------------------
                           9 SOLE DISPOSITIVE POWER
                             757,664
                           -----------------------------------------------------
                           10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            757,664

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                             {x}

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.3%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     BD, 00
--------------------------------------------------------------------------------

CUSIP No. 20602t106                    13D                    Page 8 of 37 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Ramius Capital Group, LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) {X}
                                                                   (b) { }

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                    NA

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                           7 SOLE VOTING POWER
NUMBER OF SHARES             2,090,400
BENEFICIALLY               -----------------------------------------------------
OWNED BY EACH              8 SHARED VOTING POWER
REPORTING PERSON             0
WITH                       -----------------------------------------------------
                           9 SOLE DISPOSITIVE POWER
                             2,090,400
                           -----------------------------------------------------
                           10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,090,400

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                             {x}

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.7%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IA, OO
--------------------------------------------------------------------------------

CUSIP No. 20602t106                    13D                    Page 9 of 37 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     C4S & Co., LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) {X}
                                                                   (b) { }

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                    NA

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                           7 SOLE VOTING POWER
NUMBER OF SHARES             2,090,400
BENEFICIALLY               -----------------------------------------------------
OWNED BY EACH              8 SHARED VOTING POWER
REPORTING PERSON             0
WITH                       -----------------------------------------------------
                           9 SOLE DISPOSITIVE POWER
                             2,090,400
                           -----------------------------------------------------
                           10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,090,400

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                             {x}

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.7%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     OO

--------------------------------------------------------------------------------

CUSIP No. 20602t106                    13D                   Page 10 of 37 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Ramius Advisors, LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) {X}
                                                                   (b) { }

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                    NA

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                           7 SOLE VOTING POWER
NUMBER OF SHARES             444,246
BENEFICIALLY               -----------------------------------------------------
OWNED BY EACH              8 SHARED VOTING POWER
REPORTING PERSON             0
WITH                       -----------------------------------------------------
                           9 SOLE DISPOSITIVE POWER
                             444,246
                           -----------------------------------------------------
                           10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            444,246

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                             {x}

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .8%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IA, OO
--------------------------------------------------------------------------------

CUSIP No. 20602t106                   13D                    Page 11 of 37 Pages




-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Peter A. Cohen

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES

-------------------------------------------------------------------------------
                        7 SOLE VOTING POWER
NUMBER OF SHARES          0
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8 SHARED VOTING POWER
REPORTING PERSON          2,090,400
WITH                    -------------------------------------------------------
                        9 SOLE DISPOSITIVE POWER
                          0

                        -------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           2,090,400

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,090,400

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.7%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

-------------------------------------------------------------------------------

CUSIP No. 20602t106                   13D                    Page 12 of 37 Pages

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Morgan B. Stark

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

                                  UNITED STATES

-------------------------------------------------------------------------------
                        7 SOLE VOTING POWER
NUMBER OF SHARES          0
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8 SHARED VOTING POWER
REPORTING PERSON          2,090,400
WITH                    -------------------------------------------------------
                        9 SOLE DISPOSITIVE POWER
                          0

                        -------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           2,090,400

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,090,400

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.7%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

-------------------------------------------------------------------------------

CUSIP No. 20602t106                   13D                    Page 13 of 37 Pages


-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Thomas W. Strauss

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

                                  UNITED STATES

-------------------------------------------------------------------------------
                        7 SOLE VOTING POWER
NUMBER OF SHARES          0
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8 SHARED VOTING POWER
REPORTING PERSON          2,090,400
WITH                    -------------------------------------------------------
                        9 SOLE DISPOSITIVE POWER
                          0

                        -------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           2,090,400

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,090,400

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.7%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

-------------------------------------------------------------------------------

CUSIP No. 20602t106                   13D                    Page 14 of 37 Pages


-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Jeffrey Solomon

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

                                  UNITED STATES

-------------------------------------------------------------------------------
                        7 SOLE VOTING POWER
NUMBER OF SHARES          0
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8 SHARED VOTING POWER
REPORTING PERSON          2,090,400
WITH                    -------------------------------------------------------
                        9 SOLE DISPOSITIVE POWER
                          0

                        -------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           2,090,400

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,090,400

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.7%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

-------------------------------------------------------------------------------

CUSIP No. 20602t106                   13D                    Page 15 of 37 Pages


-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      RCG Ambrose Master Fund, Ltd.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  WC

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands

-------------------------------------------------------------------------------
                        7 SOLE VOTING POWER
NUMBER OF SHARES          444,245
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8 SHARED VOTING POWER
REPORTING PERSON          0
WITH                    -------------------------------------------------------
                        9 SOLE DISPOSITIVE POWER
                          444,245

                        -------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            444,245

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .8%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO

-------------------------------------------------------------------------------

CUSIP No. 20602t106                   13D                    Page 16 of 37 Pages


-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      RCG Carpathia Master Fund, Ltd.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  WC

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

                                 Cayman Islands

-------------------------------------------------------------------------------
                        7 SOLE VOTING POWER
NUMBER OF SHARES          444,245
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8 SHARED VOTING POWER
REPORTING PERSON          0
WITH                    -------------------------------------------------------
                        9 SOLE DISPOSITIVE POWER
                          444,245

                        -------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            444,245

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .8%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO

-------------------------------------------------------------------------------

CUSIP No. 20602t106                   13D                    Page 17 of 37 Pages


-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Ramius Master Fund, Ltd.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  WC

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

                                 Cayman Islands

-------------------------------------------------------------------------------
                        7 SOLE VOTING POWER
NUMBER OF SHARES          444,246
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8 SHARED VOTING POWER
REPORTING PERSON          0
WITH                    -------------------------------------------------------
                        9 SOLE DISPOSITIVE POWER
                          444,246

                        -------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            444,246

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .8%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO

-------------------------------------------------------------------------------

CUSIP No. 20602t106                   13D                    Page 18 of 37 Pages


-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
            ISIS ACQUISITION PARTNERS, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  WC

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                    DELAWARE

-------------------------------------------------------------------------------
                        7 SOLE VOTING POWER
NUMBER OF SHARES          157,000
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8 SHARED VOTING POWER
REPORTING PERSON          0
WITH                    -------------------------------------------------------
                        9 SOLE DISPOSITIVE POWER
                          157,000

                        -------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            157,000

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .3%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO

-------------------------------------------------------------------------------

CUSIP No. 20602t106                   13D                    Page 19 of 37 Pages


-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
            NEW WORLD ACQUISITION, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  WC

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                    DELAWARE

-------------------------------------------------------------------------------
                        7 SOLE VOTING POWER
NUMBER OF SHARES          390,725
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8 SHARED VOTING POWER
REPORTING PERSON          0
WITH                    -------------------------------------------------------
                        9 SOLE DISPOSITIVE POWER
                          390,725

                        -------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            390,725

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .7%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO

-------------------------------------------------------------------------------

CUSIP No. 20602t106                   13D                    Page 20 of 37 Pages


-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
            NEW WORLD REALTY HOLDINGS, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                    DELAWARE

-------------------------------------------------------------------------------
                        7 SOLE VOTING POWER
NUMBER OF SHARES          390,725
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8 SHARED VOTING POWER
REPORTING PERSON          0
WITH                    -------------------------------------------------------
                        9 SOLE DISPOSITIVE POWER
                          390,725

                        -------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            390,725

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .7%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO

-------------------------------------------------------------------------------

CUSIP No.925912                        13D                   Page 21 of 37 Pages

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
            SETH B. LIPSAY

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

-------------------------------------------------------------------------------
                        7   SOLE VOTING POWER
NUMBER OF SHARES            0
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8   SHARED VOTING POWER
REPORTING PERSON            390,725
WITH                    -------------------------------------------------------
                        9   SOLE DISPOSITIVE POWER
                            0
                        -------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            390,725

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            390,725

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .7%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

-------------------------------------------------------------------------------

CUSIP No.925912                        13D                   Page 22 of 37 Pages

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
            STEVEN H. SHEPSMAN

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

-------------------------------------------------------------------------------
                        7   SOLE VOTING POWER
NUMBER OF SHARES            0
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8   SHARED VOTING POWER
REPORTING PERSON            390,725
WITH                    -------------------------------------------------------
                        9   SOLE DISPOSITIVE POWER
                            0
                        -------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            390,725

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            390,725

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .7%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

-------------------------------------------------------------------------------

CUSIP No.925912                        13D                   Page 23 of 37 Pages

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
            VICTORIA BRUNI

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  PF

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

-------------------------------------------------------------------------------
                        7   SOLE VOTING POWER
NUMBER OF SHARES            0
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8   SHARED VOTING POWER
REPORTING PERSON            0
WITH                    -------------------------------------------------------
                        9   SOLE DISPOSITIVE POWER
                            0
                        -------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            0

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

-------------------------------------------------------------------------------

CUSIP No.925912                        13D                   Page 24 of 37 Pages

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
            PHILIP B. GOLDFARB

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  PF

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

-------------------------------------------------------------------------------
                        7   SOLE VOTING POWER
NUMBER OF SHARES            0
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8   SHARED VOTING POWER
REPORTING PERSON            0
WITH                    -------------------------------------------------------
                        9   SOLE DISPOSITIVE POWER
                            0
                        -------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            0

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

-------------------------------------------------------------------------------

CUSIP No.925912                        13D                   Page 25 of 37 Pages

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
            ARCADIA PARTNERS, L.P.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  WC

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE

-------------------------------------------------------------------------------
                        7   SOLE VOTING POWER
NUMBER OF SHARES            35,000
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8   SHARED VOTING POWER
REPORTING PERSON            0
WITH                    -------------------------------------------------------
                        9   SOLE DISPOSITIVE POWER
                            35,000
                        -------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            0

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            35,000

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .1%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      PN

-------------------------------------------------------------------------------

CUSIP No.925912                        13D                   Page 26 of 37 Pages

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
            ARCADIA CAPITAL MANAGEMENT, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  WC

-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

-------------------------------------------------------------------------------
                        7   SOLE VOTING POWER
NUMBER OF SHARES            35,000
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           8   SHARED VOTING POWER
REPORTING PERSON            0
WITH                    -------------------------------------------------------
                        9   SOLE DISPOSITIVE POWER
                            35,000
                        -------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            0

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            35,000

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .1%

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO

-------------------------------------------------------------------------------

                            AMENDMENT TO SCHEDULE 13D

The Schedule 13D relating to the voting Common Stock, par value $0.001 per share (the "Common Stock") of VIA NET.WORKS, Inc., a Delaware corporation (the "Issuer"), having its principal executive offices at H. Walaardt Sacrestraat 401-403, 1117 BM Schiphol, Amsterdam, The Netherlands, which was filed with the U.S. Securities and Exchange Commission on December 15, 2003 (the "Prior Schedule") by the Reporting Persons (as defined below) is hereby amended to furnish additional information set forth herein. All capitalized terms not otherwise defined shall have the meanings ascribed to such terms in the Prior Schedule.

This amendment is filed by ISIS Acquisition Partners, LLC ("IAP"), ISIS Capital Management, LLC ("ISIS"), Rodney Bienvenu, Richard Rofe, Ernest Mysogland, Kevin Goodman, New World Acquisition, LLC, New World Realty Holdings, LLC, Seth B. Lipsay, Steven H. Shepsman, Victoria Bruni, Philip B. Goldfarb, Arcadia Partners, L.P., Arcadia Capital Management, LLC, Ramius Securities, LLC, Ramius Capital Group, LLC, C4S & Co. LLC, Ramius Advisors, LLC, Peter A. Cohen, Morgan
B. Stark, Thomas W. Strauss, Jeffrey Solomon, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd. (collectively, the "ISIS Group" or the "Reporting Persons").

ITEM 2. IDENTITY AND BACKGROUND

Item 2 is amended by adding the following:

Due to their sales of all the shares of Common Stock held by each of them, as set forth in Schedule I which is attached hereto and incorporated herein by reference, Victoria Bruni and Philip B. Goldfarb are no longer shareholders of the Issuer. Ms. Bruni and Mr. Goldfarb each disclaim any beneficial ownership of any shares held by the other Reporting Persons. Accordingly, each of Ms. Bruni and Mr. Goldfarb are no longer part of the ISIS Group.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Item 3 is amended by adding the following:

After taking into account the purchases and sales of Common Stock of the Issuer set forth in Schedule I, the net investment cost (including commissions, if any) of the shares of Common Stock directly owned by each member of the ISIS Group is as follows:

ISIS GROUP MEMBER                     NET INVESTMENT COST
-----------------                     -------------------
IAP                                              $205,697
Rodney Bienvenu                                   -$5,242
Richard Rofe                                     $178,555
Kevin Goodman                                    $109,500
New World Acquisition, LLC                       $570,430
Arcadia Partners, L.P.                            $46,200
Ramius Securities, LLC                         $1,076,091
RCG Ambrose Master Fund, Ltd.                    $644,337
RCG Carpathia Master Fund, Ltd.                  $644,337
Ramius Master Fund, Ltd.                         $644,306

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

Item 5 is amended by adding the following:

(a) and (b)

As of the date hereof, the ISIS Group beneficially owns an aggregate of 2,943,325 shares of Common Stock, representing 5.2% of the outstanding shares of Common Stock.

IAP beneficially owned, as of the date hereof, 157,000 shares of Common Stock, representing .3% of the outstanding shares of Common Stock. IAP has the sole power to vote and dispose of the Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, ISIS may be deemed to have beneficial ownership of the 157,000 shares of Common Stock held by IAP. ISIS has sole voting and disposition power over the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Messrs. Bienvenu, Rofe, Mysogland, and Goodman may be deemed to have indirect beneficial ownership of the 157,000 shares of Common Stock held by IAP. Messrs. Bienvenu, Rofe, Mysogland, and Goodman share voting and disposition power over the shares of Common Stock held by IAP.

New World Acquisition, LLC beneficially owned, as of the date hereof, 390,725 shares of Common Stock, representing .7% of the outstanding shares of Common Stock. New World Acquisition, LLC has the sole power to vote and dispose of the Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, New World Realty Holdings, LLC may be deemed to have beneficial ownership of the 390,725 shares of Common Stock held by New World Acquisition, LLC. New World Realty Holdings, LLC has sole voting and disposition power with respect to the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Messrs. Shepsman and Lipsay may be deemed to have indirect beneficial ownership of the 390,725 shares of Common Stock held by New World Acquisition, LLC. Messrs. Shepsman and Lipsay share voting and disposition power over the shares of Common Stock held by New World Acquisition, LLC.

By virtue of the agreements described in Item 6 of the Prior Schedule, ISIS may be deemed to have beneficial ownership of the 390,725 shares of Common Stock owned by New World Acquisition, LLC. ISIS has shared voting and disposition power over the shares of Common Stock held by New World Acquisition, LLC. By virtue of the relationships described under Item 2 of the Prior Schedule, Messrs. Bienvenu, Rofe, Mysogland, and Goodman may be deemed to have indirect beneficial ownership of the 390,725 shares of Common Stock owned by New World Acquisition, LLC. Messrs. Bienvenu, Rofe, Mysogland, and Goodman share voting and disposition power over the shares of Common Stock held by New World Acquisition, LLC.

Arcadia Partners, L.P. beneficially owned, as of the date hereof, 35,000 shares of Common Stock, representing .1% of the outstanding shares of Common Stock. Arcadia Partners, L.P. has the sole power to vote and dispose of the Common Stock beneficially owned by it. By virtue of the relationships described under
Item 2 of the Prior Schedule, Arcadia Capital Management, LLC may be deemed to have beneficial ownership of the 35,000 shares of Common Stock held by Arcadia Partners, L.P. Arcadia Capital Management, LLC has sole voting and disposition power with respect to the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Mr. Rofe may be deemed to have indirect beneficial ownership of the 35,000 shares of Common Stock held by Arcadia Partners, L.P. Mr. Rofe has sole voting and disposition power over the shares of Common Stock held by Arcadia Partners, L.P.

By virtue of the agreements described in Item 6, ISIS may be deemed to have beneficial ownership of the 35,000 shares of Common Stock owned by Arcadia Partners, L.P. ISIS has shared voting and disposition power over the shares of Common Stock held by Arcadia Partners, L.P. By virtue of the relationships described under Item 2 of the Prior Schedule, Messrs. Bienvenu, Rofe, Mysogland, and Goodman may be deemed to have indirect beneficial ownership of the 35,000 shares of Common Stock owned by Arcadia Capital, L.P. Messrs. Bienvenu, Mysogland, and Goodman share voting and disposition power over the shares of Common Stock held by Arcadia Partners, L.P.

Rodney Bienvenu beneficially owned, as of the date hereof, 10,000 shares of Common Stock, representing less than .1% of the outstanding shares of Common Stock. Mr. Bienvenu has the sole power to vote and dispose of the Common Stock beneficially owned by him.

Richard Rofe beneficially owned, as of the date hereof, 165,200 shares of Common Stock, representing .3% of the outstanding shares of Common Stock. Mr. Rofe has the sole power to vote and dispose of the Common Stock beneficially owned by him.

Kevin Goodman beneficially owned, as of the date hereof, 95,000 shares of Common Stock, representing .2% of the outstanding shares of Common Stock. Mr. Goodman has the sole power to vote and dispose of the Common Stock beneficially owned by him.

By virtue of the agreements described in Item 6 of the Prior Schedule, ISIS may be deemed to have beneficial ownership of the aggregate 270,200 shares of Common Stock owned by Rodney Bienvenu, Richard Rofe, and Kevin Goodman. ISIS has shared voting and disposition power over the shares of Common Stock held by Rodney Bienvenu, Richard Rofe, and Kevin Goodman. By virtue of the relationships described under Item 2 of the Prior Schedule, Messrs. Bienvenu, Rofe, Mysogland, and Goodman may be deemed to have indirect beneficial ownership of the aggregate 270,200 shares of Common Stock owned by Rodney Bienvenu, Richard Rofe, and Kevin Goodman. Messrs. Bienvenu, Rofe, Mysogland, and Goodman share voting and disposition power over the shares of Common Stock held by Rodney Bienvenu, Richard Rofe, and Kevin Goodman.

By virtue of being a member of the ISIS Group, ISIS may be deemed to have indirect beneficial ownership of the aggregate 2,090,400 shares of Common Stock owned by Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd. By virtue of being members of ISIS Group, Messrs. Bienvenu, Rofe, Mysogland, and Goodman may be deemed to have indirect beneficial ownership of the aggregate 2,090,400 shares of Common Stock owned by Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd.

As of the date hereof, Ramius Securities, LLC beneficially owns an aggregate of 757,664 shares of Common Stock, representing 1.3% of the outstanding shares of Common Stock. Ramius Securities, LLC has sole voting and disposition power over the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Ramius Capital Group, LLC may be deemed to have beneficial ownership of the 757,664 shares of Common Stock held by Ramius Securities, LLC. Ramius Capital Group, LLC has sole voting and disposition power over the shares of Common Stock beneficially owned by it.

As of the date hereof, RCG Ambrose Master Fund, Ltd. beneficially owns an aggregate of 444,245 shares of Common Stock, representing .8% of the outstanding shares of Common Stock. RCG Ambrose Master Fund, Ltd. has sole voting and disposition power over the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Ramius Capital Group, LLC may be deemed to have beneficial ownership of the 444,245 shares of Common Stock held by RCG Ambrose Master Fund, Ltd. Ramius Capital Group, LLC has sole voting and disposition power over the shares of Common Stock beneficially owned by it.

As of the date hereof, RCG Carpathia Master Fund, Ltd. beneficially owns an aggregate of 444,245 shares of Common Stock, representing .8% of the outstanding shares of Common Stock. RCG Carpathia Master Fund, Ltd. has sole voting and disposition power over the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Ramius Capital Group, LLC may be deemed to have beneficial ownership of the 444,245 shares of Common Stock held by RCG Carpathia Master Fund, Ltd.

Ramius Capital Group, LLC has sole voting and disposition power over the shares of Common Stock beneficially owned by it.

As of the date hereof, Ramius Master Fund, Ltd. beneficially owns an aggregate of 444,246 shares of Common Stock, representing .8% of the outstanding shares of Common Stock. Ramius Master Fund, Ltd. has sole voting and disposition power over the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Ramius Advisors, LLC may be deemed to have beneficial ownership of the 444,246 shares of Common Stock held by Ramius Master Fund, Ltd. Ramius Advisors, LLC has sole voting and dispositive power over the shares of Common Stock beneficially owned by it.

By virtue of the relationships described under Item 2 of the Prior Schedule, Ramius Capital Group, LLC and C4S & Co., LLC may both be deemed to have indirect beneficial ownership of the 2,090,400 shares of Common Stock owned by Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd. Ramius Capital Group, LLC and C4S & Co., LLC each have sole voting and dispositive power over the shares of Common Stock beneficially owned by it. In addition, by virtue of the relationships described under Item 2 of the Prior Schedule, each of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey Solomon may be deemed to have indirect beneficial ownership of the 2,090,400 shares of Common Stock owned by Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd. Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power over the 2,090,400 shares of Common Stock owned by Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd.

To the best knowledge of the Reporting Persons, none of the persons or entities listed in Item 2 beneficially owns any other shares of the Issuer. Each of the Reporting Persons disclaims beneficial ownership of shares solely as a result of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended.

(c)

The transactions in the Common Stock effected by the Reporting Persons since the date of the Prior Schedule are set forth on Schedule I. All of such transactions represent open market transactions.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: January 12, 2004

ISIS ACQUISITION PARTNERS, LLC

By: ISIS CAPITAL MANAGEMENT, LLC
Its:  Managing Member

     By: /s/ Ernest Mysogland
     ------------------------------
     Name:    Ernest Mysogland
     Title:  Managing Member

ISIS CAPITAL MANAGEMENT, LLC

     By: /s/ Ernest Mysogland
     ------------------------------
     Name:    Ernest Mysogland
     Title:  Managing Member

/s/ Ernest Mysogland
-------------------------
Ernest Mysogland, Individually and as
attorney-in-fact for each of Rodney Bienvenu,
Richard Rofe, and Kevin Goodman

RAMIUS SECURITIES, LLC

By:  Ramius Capital Group, LLC
Its: Managing Member

        By: C4S & Co., LLC
        Its: Managing Member

        By: /s/ Morgan B. Stark
        ------------------------------
        Name:    Morgan B. Stark
        Title:  Managing Member

RAMIUS CAPITAL GROUP, LLC

By:  C4S & Co., LLC
Its: Managing Member

     By: /s/ Morgan B. Stark
     ------------------------------
     Name:    Morgan B. Stark
     Title:  Managing Member

C4S & Co., LLC

By:  /s/ Morgan B. Stark
-------------------------------
Name:    Morgan B. Stark
Title:  Managing Member

RCG AMBROSE MASTER FUND, LTD.

By: /s/ Morgan B. Stark
-------------------------------
Name:    Morgan B. Stark
Title:  Authorized Person

RCG CARPATHIA MASTER FUND, LTD.

By: /s/ Morgan B. Stark
-------------------------------
Name:    Morgan B. Stark
Title:  Authorized Person

RAMIUS MASTER FUND, LTD.

By:  /s/ Morgan B. Stark
-------------------------------
Name:    Morgan B. Stark
Title:  Authorized Person

/s/ Morgan B. Stark
-------------------------------
Morgan B. Stark, Individually and as
attorney-in-fact for each of Peter A. Cohen,
Thomas W. Strauss and Jeffrey Solomon

RAMIUS ADVISORS, LLC

By:  Ramius Capital Group, LLC
Its: Managing Member

By:  C4S & Co., LLC
Its: Managing Member

     By: /s/ Morgan B. Stark
     ------------------------------
     Name:    Morgan B. Stark
     Title:  Managing Member

NEW WORLD ACQUISITION, LLC

By:  New World Realty Holdings, LLC
Its: Member

     By: /s/ Steven H. Shepsman
     -------------------------------
     Name:   Steven H. Shepsman
     Title:  Authorized Person

NEW WORLD REALTY HOLDINGS, LLC

By:  /s/ Steven H. Shepsman
-------------------------------
Name:   Steven H. Shepsman
Title:  Authorized Person

/s/ Steven H. Shepsman
-------------------------------
Steven H. Shepsman, Individually and as
attorney-in-fact for Seth B. Lipsay

ARCADIA PARTNERS, L.P.

By:  Arcadia Capital Management, LLC
Its: General Partner

     By: /s/ Richard Rofe
     ------------------------------
     Name:   Richard Rofe
     Title:  Member

ARCADIA CAPITAL MANAGEMENT, LLC

By:  /s/ Richard Rofe
------------------------------
Name:   Richard Rofe
Title:  Member

/s/ Ernest Mysogland
--------------------------
Ernest Mysogland, as attorney-in-fact
for each of Victoria Bruni and
Philip B. Goldfarb

                                   SCHEDULE I

                                                                       NUMBER OF
REPORTING PERSON                   TRADE DATE         BUY/SELL          SHARES         PRICE PER SHARE
----------------                   ----------         --------          -------        ---------------
ISIS Acquisition Partners, LLC       1/6/04             Sold             10,000           $   2.04
ISIS Acquisition Partners, LLC       1/6/04             Sold             10,000           $   2.03
ISIS Acquisition Partners, LLC       1/8/04             Sold              7,000           $   2.08
ISIS Acquisition Partners, LLC       1/8/04             Sold              3,000           $   2.08
ISIS Acquisition Partners, LLC       1/9/04             Sold             10,000           $   2.15
ISIS Acquisition Partners, LLC       1/12/04            Sold             10,000           $   2.21
Rodney Bienvenu ...............      1/12/04            Sold              3,000           $   2.26
Rodney Bienvenu ...............      1/12/04            Sold              2,600           $   2.24
Rodney Bienvenu ...............      1/9/04             Sold              4,400           $   2.23
Rodney Bienvenu ...............      1/8/04             Sold              3,800           $   2.10
Rodney Bienvenu ...............      1/5/04             Sold             10,000           $   1.98
Richard Rofe ..................      1/12/04            Sold              5,000           $   2.26
Richard Rofe ..................      1/12/04            Sold              5,000           $   2.28
Richard Rofe ..................      1/12/04            Sold              5,000           $   2.28
Richard Rofe ..................      1/12/04            Sold              5,000           $   2.23
Richard Rofe ..................      1/12/04            Sold              5,000           $   2.20
Richard Rofe ..................      1/12/04            Sold              5,000           $   2.25
Richard Rofe ..................      1/9/04             Sold              5,000           $   2.22
Richard Rofe ..................      1/8/04             Sold             10,000           $   2.10
Richard Rofe ..................      1/8/04             Sold             15,800           $   2.03
Richard Rofe ..................      1/7/04             Sold             10,000           $   2.03
Richard Rofe ..................      1/5/04             Sold              4,000           $   1.95
Richard Rofe ..................      1/5/04             Sold              6,000           $   1.79
Richard Rofe ..................      12/17/03           Bought              150           $   1.58
Richard Rofe ..................      12/19/03           Bought            1,000           $   1.57
Richard Rofe ..................      12/18/03           Bought            9,850           $   1.59
Richard Rofe ..................      1/9/04             Sold              5,000           $   2.08
Kevin Goodman .................      1/12/04            Sold              5,000           $   2.16
Kevin Goodman .................      1/12/04            Sold              5,000           $   2.26
Kevin Goodman .................      1/12/04            Sold              5,000           $   2.27
Kevin Goodman .................      1/9/04             Sold              5,000           $   2.24
Kevin Goodman .................      1/9/04             Sold              5,000           $   2.25
Kevin Goodman .................      12/19/03           Bought            5,000           $   1.58
Kevin Goodman .................      12/19/03           Bought            5,000           $   1.58
Victoria Bruni ................      1/7/04             Sold              5,000           $   2.02
Victoria Bruni ................      1/7/04             Sold             11,000           $   2.00
Victoria Bruni ................      12/20/03           Bought            5,000           $   1.60
Philip B. Goldfarb ............      1/8/04             Sold              2,500           $   2.02
Philip B. Goldfarb ............      1/8/04             Sold                600           $   2.03
Ramius Securities, LLC ........      12/16/03           Bought            9,360           $   1.59
Ramius Securities, LLC ........      12/31/03           Sold              4,356           $   1.74
Ramius Securities, LLC ........      1/5/04             Sold             55,800           $   1.95
Ramius Securities, LLC ........      1/6/04             Sold             31,663           $   2.05
Ramius Securities, LLC ........      1/7/04             Sold             19,800           $   2.01

                                                                       NUMBER OF
REPORTING PERSON                   TRADE DATE         BUY/SELL          SHARES         PRICE PER SHARE
----------------                   ----------         --------          -------        ---------------
Ramius Securities, LLC ........      1/8/04             Sold             34,541           $   2.07
Ramius Securities, LLC ........      1/9/04             Sold             49,536           $   2.21
Ramius Securities, LLC ........      1/12/04            Sold             22,788           $   2.25
RCG Ambrose Master Fund, Ltd. .      12/16/03           Bought            5,546           $   1.59
RCG Ambrose Master Fund, Ltd. .      12/31/03           Sold              2,581           $   1.74
RCG Ambrose Master Fund, Ltd. .      1/5/04             Sold             33,062           $   1.95
RCG Ambrose Master Fund, Ltd. .      1/6/04             Sold             18,760           $   2.05
RCG Ambrose Master Fund, Ltd. .      1/7/04             Sold             11,731           $   2.01
RCG Ambrose Master Fund, Ltd. .      1/8/04             Sold             20,466           $   2.07
RCG Ambrose Master Fund, Ltd. .      1/9/04             Sold             29,350           $   2.21
RCG Ambrose Master Fund, Ltd. .      1/12/04            Sold             13,502           $   2.25
RCG Carpathia Master Fund, Ltd.      12/16/03           Bought            5,546           $   1.59
RCG Carpathia Master Fund, Ltd.      12/31/03           Sold              2,581           $   1.74
RCG Carpathia Master Fund, Ltd.      1/5/04             Sold             33,061           $   1.95
RCG Carpathia Master Fund, Ltd.      1/6/04             Sold             18,761           $   2.05
RCG Carpathia Master Fund, Ltd.      1/7/04             Sold             11,732           $   2.01
RCG Carpathia Master Fund, Ltd.      1/8/04             Sold             20,465           $   2.07
RCG Carpathia Master Fund, Ltd.      1/9/04             Sold             29,350           $   2.21
RCG Carpathia Master Fund, Ltd.      1/12/04            Sold             13,502           $   2.25
Ramius Master Fund, Ltd. ......      12/16/03           Bought            5,548           $   1.59
Ramius Master Fund, Ltd. ......      12/31/03           Sold              2,582           $   1.74
Ramius Master Fund, Ltd. ......      1/5/04             Sold             33,077           $   1.95
Ramius Master Fund, Ltd. ......      1/6/04             Sold             18,769           $   2.05
Ramius Master Fund, Ltd. ......      1/7/04             Sold             11,737           $   2.01
Ramius Master Fund, Ltd. ......      1/8/04             Sold             20,475           $   2.07
Ramius Master Fund, Ltd. ......      1/9/04             Sold             29,364           $   2.21
Ramius Master Fund, Ltd. ......      1/12/04            Sold             13,508           $   2.25
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.16
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.16
New World Acquisition, LLC ....      1/12/04            Sold                200           $   2.16
New World Acquisition, LLC ....      1/12/04            Sold                300           $   2.16
New World Acquisition, LLC ....      1/12/04            Sold                200           $   2.16
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.16
New World Acquisition, LLC ....      1/12/04            Sold              2,500           $   2.17
New World Acquisition, LLC ....      1/12/04            Sold              5,000           $   2.17
New World Acquisition, LLC ....      1/12/04            Sold                400           $   2.17
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.17
New World Acquisition, LLC ....      1/12/04            Sold                275           $   2.18
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.18
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.18
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.18
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.18
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.18
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.18
New World Acquisition, LLC ....      1/12/04            Sold                400           $   2.18
New World Acquisition, LLC ....      1/12/04            Sold                800           $   2.18
New World Acquisition, LLC ....      1/12/04            Sold              1,700           $   2.18
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.18
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.18

                                                                       NUMBER OF
REPORTING PERSON                   TRADE DATE         BUY/SELL          SHARES         PRICE PER SHARE
----------------                   ----------         --------          -------        ---------------
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.18
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.18
New World Acquisition, LLC ....      1/12/04            Sold              2,100           $   2.19
New World Acquisition, LLC ....      1/12/04            Sold              1,300           $   2.19
New World Acquisition, LLC ....      1/12/04            Sold                400           $   2.19
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.19
New World Acquisition, LLC ....      1/12/04            Sold                300           $   2.19
New World Acquisition, LLC ....      1/12/04            Sold                300           $   2.19
New World Acquisition, LLC ....      1/12/04            Sold                400           $   2.19
New World Acquisition, LLC ....      1/12/04            Sold              8,500           $   2.19
New World Acquisition, LLC ....      1/12/04            Sold                100           $   2.21
New World Acquisition, LLC ....      1/12/04            Sold                400           $   2.21
New World Acquisition, LLC ....      1/12/04            Sold                100           $   2.21
New World Acquisition, LLC ....      1/12/04            Sold                100           $   2.21
New World Acquisition, LLC ....      1/12/04            Sold              1,100           $   2.21
New World Acquisition, LLC ....      1/12/04            Sold                400           $   2.21
New World Acquisition, LLC ....      1/12/04            Sold                100           $   2.21
New World Acquisition, LLC ....      1/12/04            Sold                100           $   2.21
New World Acquisition, LLC ....      1/12/04            Sold                300           $   2.21
New World Acquisition, LLC ....      1/12/04            Sold              1,000           $   2.21
New World Acquisition, LLC ....      1/12/04            Sold                100           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                300           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                200           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                400           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                100           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                200           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                300           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                100           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                400           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                400           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                200           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                300           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                200           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                200           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                600           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                300           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                400           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                300           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                700           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                100           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                100           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                200           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                400           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                100           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                300           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold              1,400           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                200           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                100           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                100           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                400           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold              3,500           $   2.22

                                                                       NUMBER OF
REPORTING PERSON                   TRADE DATE         BUY/SELL          SHARES         PRICE PER SHARE
----------------                   ----------         --------          -------        ---------------
New World Acquisition, LLC ....      1/12/04            Sold              1,700           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold                500           $   2.22
New World Acquisition, LLC ....      1/12/04            Sold              1,400           $   2.27
New World Acquisition, LLC ....      1/12/04            Sold                800           $   2.27
New World Acquisition, LLC ....      1/12/04            Sold              2,500           $   2.28
New World Acquisition, LLC ....      12/16/03           Bought            5,075           $   1.68
New World Acquisition, LLC ....      1/5/04             Sold             10,000           $   2.01
New World Acquisition, LLC ....      1/6/04             Sold             10,000           $   2.04
New World Acquisition, LLC ....      1/6/04             Sold             10,000           $   2.08
New World Acquisition, LLC ....      1/8/04             Sold             11,575           $   2.10
New World Acquisition, LLC ....      1/8/04             Sold             10,000           $   2.10
New World Acquisition, LLC ....      1/8/04             Sold             10,000           $   2.10
New World Acquisition, LLC ....      1/8/04             Sold              2,600           $   2.13
New World Acquisition, LLC ....      1/9/04             Sold              7,400           $   2.12
New World Acquisition, LLC ....      1/9/04             Sold              5,000           $   2.24
New World Acquisition, LLC ....      1/9/04             Sold              5,000           $   2.20


Note: Price per share includes any commissions charged.